Exhibit 10.59
2013 Performance Share Unit Agreement

To:        <participant name>                    Date:    October 2, 2013

Subject:        The Andersons, Inc.
2013 Performance Share Unit – Grant Agreement

You have been selected to receive a grant of Performance Share Units subject to the terms and conditions of the Long Term Performance Compensation Plan (the “Plan”). Set forth below is an Agreement between you and the Company providing for your rights and benefits under the Plan, which includes the specific provisions of your grant. To participate in the Plan, you must enter into the Agreement, which you can do on-line. Please read the Agreement carefully before accepting. You may also wish to review the Plan summary document posted on NetBenefits. When you are satisfied that you understand the terms and conditions of the grant, please accept this Agreement on-line via NetBenefits by Friday, November 1, 2013.

THIS AGREEMENT, effective October 1, 2013 is made by and between The Andersons, Inc. (the “Company”), an Ohio corporation, and <participant name> (“Participant”).

WHEREAS, Participant is a valuable and trusted contributor to the Company’s success and the Company considers it desirable and in its best interest to better align the interests of Participant with shareholder interests by granting the Participant to a right to receive common shares of the Company through a grant of Performance Share Units (the “PSUs”); and

WHEREAS, the program for issuance of the Shares is provided in The Andersons, Inc. Long-Term Performance Compensation Plan (the “Plan”) which has been approved by the Board of Directors of the Company (the “Board”), and was ratified by the Company’s shareholders.

NOW, THEREFORE, subject to the provisions set forth herein and the terms and conditions of the Plan, the terms of which are hereby incorporated by reference, and in consideration of the agreements of Participant herein provided, the parties agree as follows:

1.
Grant: Subject to the terms and conditions of the Plan and this Agreement, The Andersons, Inc. (the “Company”) hereby grants to Participant <shares granted> PSUs at Target performance pursuant to paragraph three (3) of this Agreement. Each PSU shall be equivalent to one Common Share of the Company. By accepting the Agreement, Participant declares having read this Agreement and agrees to be bound by all the terms and conditions contained herein.

2.	Performance Period: The Performance Period for the PSUs granted shall be the nine (9) quarter period beginning October 1, 2013 and ending December 31, 2015.

3.
Performance Parameters and Vesting of PSUs: PSUs shall vest at the conclusion of the Performance Period (January 1, 2016) in accordance with the following Performance Parameters based on the Company’s nine (9) quarter cumulative fully diluted Earnings Per Share (“EPS”) computed under Generally Accepted Accounting Principles (GAAP) during the Performance Period. The Compensation & Leadership Development Committee (the “Committee”) of the Board of Directors reserves the right to adjust the EPS presented in the annual report for extraordinary transactions which impact EPS to ensure the pay for performance relationship. The Committee shall certify the level of cumulative EPS achievement prior to conversion of PSUs to Common Shares for issuance to the Participant. No PSUs will be considered vested and earned for payment if the Company's cumulative EPS during the Performance Period is less than $10.51. Participant must be actively employed by the Company as of the end of the Performance Period to be eligible to vest in and receive any payment of your PSUs except as noted in paragraph seven (7) below.

	Performance Parameters
Performance	9 Quarter Cumulative EPS		% PSUs
Level	From	To	Vested *
Maximum	$13.01 and above		200%
	$12.77	$13.00	180%
	$12.53	$12.76	160%
	$12.29	$12.52	140%
	$12.05	$12.28	120%
Target	$11.81	$12.04	100%
	$11.48	$11.80	80%
	$11.16	$11.47	60%
	$10.83	$11.15	40%
Threshold	$10.51	$10.82	20%
	below $10.51		0%

*
At the Target cumulative EPS 100% of target long-term compensation allocated to PSUs is achieved, which is equal to 100% of the PSUs granted to you under this Agreement. The “% PSUs Vested” at the Maximum performance level achieves 200% of target long-term compensation, which is equal to 200% of the PSUs granted to you under this Agreement.

4.
Rights as a Shareholder: Participant shall have no rights as a shareholder with respect to the Common Shares subject to the PSUs granted to Participant during the Performance Period including the right to receive dividends or to vote the Common Shares subject to the PSUs.

5.
Equivalent Dividends: If any dividends are paid with respect to Commons Shares of the Company during the Performance Period, additional PSUs will be granted to Participant as of the last day of the Performance Period. The amount of additional PSUs will be computed based on the cumulative per share dividend rate actually paid on Common Shares during the Performance Period and the share price on the last day of the Performance Period. Additional PSUs granted to Participant, if any, shall be subject to the terms and conditions of the Plan and this Agreement and will vest in accordance with the Performance Parameters defined in this Agreement.

6.
Payment of Earned PSUs: Vested PSUs rounded to the nearest whole unit shall be delivered to Participant in the form of Common Shares no later than 75 days following the conclusion of the Performance Period. PSUs which do not vest as of the last day of the Performance Period will be forfeited. In that regard, Participant agrees to comply with (or provide adequate assurance as to future compliance with) all applicable securities laws. In addition, Participant has until 15 days prior to the date of vesting to make an election for payment in cash or a sufficient number of vested PSUs (converted to Common Shares) for all federal, state or local taxes of any kind required to be withheld with respect to the vesting of PSUs. If no election is made, vested PSUs will be withheld. Vested PSUs are subject to tax withholding based on the market value of the equivalent number of Common Shares on the date of vesting (i.e., closing price on the business day prior to the date of vesting) at required withholding tax rates. Participant must satisfy all tax withholding requirements as a condition precedent to the issuance of the Common Shares resulting from the vesting of PSUs.

7.
Termination and Forfeiture of PSUs: Participant’s right to receive unvested PSUs shall terminate in whole and forfeit upon termination of employment with the Company or its subsidiaries for any reason, except in the event of your Death, Permanent Disability, Retirement, or Termination without Cause as a result of a Sale of Participant’s Business Unit. If Participant’s termination from the Company meets one of the listed exceptions, then Participant’s unvested PSUs shall be adjusted by the number of months of service (rounded to the nearest whole month) from the Grant Date to the last date of employment as a percentage of the Performance Period for such PSUs to determine the proportionate number of unvested PSUs for potential conversion to Common Shares and issuance to the Participant subject to the Performance Parameters, Performance Period, and all other applicable provisions of this Agreement and the Plan. In the event of a “change of control” of The Andersons, Inc. as defined by the Plan document, all unvested PSUs shall be deemed earned at the maximum performance (i.e. 200% vested) as of the date of the change of control event and all shares shall be issued and released as soon as practicable thereafter.

8.
Section 409A: It is the intention of the Company that the PSUs and any resulting Common Shares shall not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code. If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant.

9.
Retroactive Adjustments: The Company reserves the right to make retroactive adjustment of cash or equity-based compensation paid where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement pursuant to plans or policies that may be in effect from time to time. The Company intends to adopt a general compensation recovery, or "clawback" policy covering the Plan to comply with SEC rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting this agreement, Participant hereby agrees to be bound by any such policy to the degree Participant holds a position deemed to be covered by the policy.

10.	Other Acknowledgments: Participant acknowledges that the Compensation Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

11.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date indicated below.

THE ANDERSONS, INC.

By:    /s/ Arthur D. DePompei                            October 2, 2013
Arthur D. DePompei                    Date
Vice President, Human Resources
The Andersons, Inc.

PARTICIPANT

By:    <Electronic Signature>                    <Acceptance Date>